Exhibit 21

SUBSIDIARIES OF

MAGNUM HUNTER RESOURCES CORPORATION

Legal Name	Jurisdiction
PRC Williston, LLC	Delaware
Magnum Hunter Resources GP, LLC	Delaware
Magnum Hunter Resources LP	Delaware
Eagle Ford Hunter, Inc.	Colorado
Triad Hunter, LLC	Delaware
Alpha Hunter Drilling, LLC	Delaware
Eureka Hunter Pipeline, LLC	Delaware
Eureka Hunter Land, LLC	Delaware
Hunter Aviation, LLC	Delaware
Hunter Real Estate, LLC	Delaware
NGAS Hunter, LLC	Delaware
MHR Acquisition Company III, LLC	Delaware
MHR CallCo Corporation	Alberta
MHR ExchangeCo Corporation	Alberta
Magnum Hunter Production, Inc.	Kentucky
Energy Hunter Securities, Inc.	Kentucky
Sentra Corporation	Kentucky
NGAS Gathering, LLC	Kentucky
54NG, LLC	Kentucky
Williston Hunter ND, LLC	Delaware
Magnum Hunter Midstream, LLC	Delaware
Triad Hunter Gathering, LLC	Delaware
Magnum Hunter Marketing, LLC	Delaware
Williston Hunter Canada, Inc.	Alberta
Williston Hunter, Inc.	Delaware